____Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

				U.S. SECURITIES AND EXCHANGE COMMISSION
					   Washington, D.C. 20549

					      	FORM 4

                       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(h) of the Investment Company Act of 1940

1. Name and Address of Reporting Person

   Glassman      Daniel

    (Last)       (First)       (Middle)

   383 Route 46 West

         (Street)

   Fairfield       NJ           07004
    (City)       (State)         (Zip)

2. Issuer Name and Ticker or Trading Symbol "BPRX"
   BRADLEY PHARMACEUTICALS, INC.

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year 				02/28/2003

5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
__X__Director                    __X__10 % Owner
__X__Officer (give title below)  _____Other(specify below)

                                  Chairman, Pres. & CEO

7. Individual or Joint/Group Filing (Check Applicable Line)
__X__Form filed by One Reporting Person
_____Form filed by More than One Reporting Person


Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially
          Owned
 1. Title of Security (Instr.3)
(1)  Common Stock
(2)  Common Stock
(3)  Common Stock
(4)  Common Stock
(5)  Class B Common Stock
(6)  Class B Common Stock
(7)  Class B Common Stock
(8)  Common Stock
(9)  Common Stock
(10) Class B Common Stock
(11) Common Stock
(12) Class B Common Stock
(13) Common Stock
(14) Common Stock
(15) Common Stock
(16) Common Stock
(17) Common Stock
(18) Common Stock
(19) Common Stock
(20) Common Stock
 2. Transaction Date (Month/Day/Year)
(1)
(2)
(3)
(4)
(5)
(6)
(7)
(8)
(9)
(10)
(11)
(12)
(13)
(14) 02/14/03
(15) 02/14/03
(16)
(17)
(18)
(19)
(20)
2A. Deemed Execution Date, if any (Month/Day/Year)
 3. Transaction Code (Instr.8)
(1)
(2)
(3)
(4)
(5)
(6)
(7)
(8)
(9)
(10)
(11)
(12)
(13)
(14) Code I
(15) Code I
(16)
(17)
(18)
(19)
(20)
 4. Securities Acquired (A) or Disposed of (D) (Instr.3,4 and 5)
(1)
(2)
(3)
(4)
(5)
(6)
(7)
(8)
(9)
(10)
(11)
(12)
(13)
(14) Amount - 35(A)	Price 11.81
(15) Amount - 24(A)	Price 11.81
(16)
(17)
(18)
(19)
(20)
 5. Amount of Securities Beneficially Owned Following Reported Transaction(s) (Instr.3 and 4)
(1)  59,690
(2)   8,460
(3)   7,300
(4)  11,500
(5) 288,038
(6)  16,005
(7)  16,403
(8)   4,100
(9)       0
(10)  9,733
(11)  1,380
(12) 43,490
(13)  4,567
(14) 10,595
(15)  8,721
(16)  2,916
(17)  2,556
(18)  8,400
(19) 18,627
(20) 16,000
 6. Ownership Form: Direct (D) or Indirect (I) (Instr.4)
(1)  (D)
(2)  (I)
(3)  (D)
(4)  (I)
(5)  (D)
(6)  (I)
(7)  (I)
(8)  (D)
(9)  (I)
(10) (I)
(11) (D)
(12) (D)
(13) (I)
(14) (I)
(15) (I)
(16) (I)
(17) (I)
(18) (D)
(19) (D)
(20) (I)
 7. Nature of Indirect Beneficial Ownership (Instr.4)
(1)
(2)  By DLD Partners
(3)
(4)  By IRA
(5)
(6)  By Banyan Communications Group, Inc.
(7)  By Spouse
(8)  With Spouse
(9)  By 5G's Partnership
(10) By 5G's Partnership
(11) With Spouse
(12) With Spouse
(13) By Children
(14) By 401(k)
(15) By Children 401(k)
(16) By 401(k) Match
(17) By 401(k) Match By Children
(18) With Spouse
(19)
(20) By The Five G's Foundation
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

					(Print or Type Responses)

FORM 4 (continued)

Table II - Derivative Securities Acquired, Disposed of, or
           Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

 1. Title of Derivative Security (Instr.3)
(1)	Options (right to buy)
(2)	Options (right to buy)
(3)	Options (right to buy)
(4)	Options (right to buy)
(5)	Options (right to buy)
(6)	Options (right to buy)
(7)	Options (right to buy)
(8)	Options (right to buy)
(9)	Options (right to buy)
(10)	Options (right to buy)
(11)	Options (right to buy)
(12)	Options (right to buy)
(13)	Options (right to buy)
(14)	Options (right to buy)
(15)	Options (right to buy)
(16)  Options (right to buy)
(17)	Options (right to buy)
(18) 	Options (right to buy)
(19)	Options (right to buy)

 2. Conversion or Exercise Price of Derivative Security
(1)   1.16875
(2)   1.16875
(3)   1.16875
(4)   2.06875
(5)   1.44375
(6)   1.44375
(7)   1.44375
(8)   1.40930
(9)   1.40930
(10)  1.40930
(11)  1.44375
(12)  2.16560
(13) 10.58
(14)  8.81
(15) 10.58
(16)  8.81
(17) 13.126
(18) 13.126
(19) 13.126

 3. Transaction Date (Month/Day/Year)
(1)
(2)
(3)
(4)
(5)
(6)
(7)
(8)
(9)
(10)
(11)
(12)
(13)
(14)
(15)
(16)
(17)
(18)
(19)

3A. Deemed Execution Date, if any (Month/Day/Year)

 4. Transaction Code (Instr.8)
(1)
(2)
(3)
(4)
(5)
(6)
(7)
(8)
(9)
(10)
(11)
(12)
(13)
(14)
(15)
(16)
(17)
(18)
(19)

 5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr.3,4 and 5)
(1)
(2)
(3)
(4)
(5)
(6)
(7)
(8)
(9)
(10)
(11)
(12)
(13)
(14)
(15)
(16)
(17)
(18)
(19)

 6. Date Exercisable and Expiration Date (Month/Day/Year)
(1)  Exercisable - 10/26/00 Expiration - 10/25/04
(2)  Exercisable - 10/26/01 Expiration - 10/25/04
(3)  Exercisable - 10/26/02 Expiration - 10/25/04
(4)  Exercisable - 06/09/98 Expiration - 06/08/03
(5)  Exercisable - 01/21/00 Expiration - 01/20/04
(6)  Exercisable - 01/21/01 Expiration - 01/20/04
(7)  Exercisable - 01/21/02 Expiration - 01/20/04
(8)  Exercisable - 09/12/01 Expiration - 09/11/05
(9)  Exercisable - 09/12/02 Expiration - 09/11/05
(10) Exercisable - 09/12/03 Expiration - 09/11/05
(11) Exercisable - 12/05/00 Expiration - 12/04/05
(12) Exercisable - 02/23/01 Expiration - 02/22/06
(13) Exercisable - 07/09/03 Expiration - 07/08/06
(14) Exercisable - 07/09/03 Expiration - 07/08/04
(15) Exercisable - 07/09/03 Expiration - 07/08/06
(16) Exercisable - 07/09/03 Expiration - 07/08/04
(17) Exercisable - 03/22/03 Expiration - 03/21/07
(18) Exercisable - 03/22/04 Expiration - 03/21/07
(19) Exercisable - 03/22/05 Expiration - 03/21/07

 7. Title and Amount of Underlying Securities (Instr.3 and 4)
(1)  Title - Common Stock Number of Shares - 50,000
(2)  Title - Common Stock Number of Shares - 50,000
(3)  Title - Common Stock Number of Shares - 50,000
(4)  Title - Common Stock Number of Shares - 30,000
(5)  Title - Common Stock Number of Shares - 50,000
(6)  Title - Common Stock Number of Shares - 50,000
(7)  Title - Common Stock Number of Shares - 50,000
(8)  Title - Common Stock Number of Shares - 6,000
(9)  Title - Common Stock Number of Shares - 6,000
(10) Title - Common Stock Number of Shares - 6,000
(11) Title - Common Stock Number of Shares - 341,589
(12) Title - Common Stock Number of Shares - 25,000
(13) Title - Common Stock Number of Shares - 12,554
(14) Title - Common Stock Number of Shares - 31,279
(15) Title - Common Stock Number of Shares - 449
(16) Title - Common Stock Number of Shares - 1,118
(17) Title - Common Stock Number of Shares - 105,000
(18) Title - Common Stock Number of Shares - 105,000
(19) Title - Common Stock Number of Shares - 105,000

 8. Price of Derivative Security (Instr.5)
(1)   1.16875
(2)   1.16875
(3)   1.16875
(4)   2.06875
(5)   1.44375
(6)   1.44375
(7)   1.44375
(8)   1.40930
(9)   1.40930
(10)  1.40930
(11)  1.44375
(12)  2.16560
(13) 10.58
(14)  8.81
(15) 10.58
(16)  8.81
(17) 13.126
(18) 13.126
(19) 13.126

 9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s)
   (Instr.4)
(1)  50,000
(2)  50,000
(3)  50,000
(4)  30,000
(5)  50,000
(6)  50,000
(7)  50,000
(8)   6,000
(9)   6,000
(10)  6,000
(11)341,589
(12) 25,000
(13) 12,554
(14) 31,279
(15)    449
(16)  1,118
(17)105,000
(18)105,000
(19)105,000

10. Ownership Form of Derivative Security: Direct (D) or Indirect (I)
    (Instr.4)
(1)	(D)
(2)	(D)
(3)	(D)
(4)	(D)
(5)	(D)
(6)	(D)
(7)	(D)
(8)	(D)
(9)	(D)
(10)	(D)
(11)	(D)
(12)	(D)
(13)	(D)
(14)  (D)
(15)  (I)
(16)  (I)
(17)  (D)
(18)  (D)
(19)  (D)

11. Nature of Indirect Beneficial Ownership (Instr.4)
    Explanation of Responses:

    (15) By Children

    (16) By Children

Note: 401(k) Match subject to a vesting schedule of 20% for each completed year of service




/s/Daniel Glassman			March 7, 2003

------------------------------      --------------
**Signature of Reporting Person	Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.
SEC 1474 (9-02)